EXHIBIT 99.1

October 21, 2004

NB&T Financial Group, Inc. (Nasdaq: NBTF), parent company of The National Bank and Trust Company, Wilmington, Ohio, announced net income for the third quarter of 2004 was $1.18 million, or $.37 per diluted share, compared to $810,000, or $.26 per diluted share, for the same period last year. The increase was primarily due to a lower provision for loan losses. Net income for the first nine months of 2004 was $3.87 million, or $1.22 per diluted share, compared to net income of $4.04 million, or $1.27 per diluted share, for the same period last year.

Net interest income was $4.95 million for the third quarter of 2004, a decrease of $191,000 compared to the same quarter last year. Net interest margin increased to 3.23% for the third quarter of this year from 3.18% for the third quarter of last year. Interest income decreased to $7.93 million for the third quarter of 2004 from $8.31 million during the same period last year. Average interest-earning assets decreased approximately 5.1% to $607.5 million, and the average yield increased from 5.15% for the third quarter of 2003 to 5.18% for the third quarter of 2004. Total interest expense decreased only $195,000 to $2.98 million during the third quarter of 2004 from $3.17 million during the same period last year. Average interest-bearing liabilities decreased 5.6% from last year to $543.2 million, and their cost remained relatively unchanged at 2.18%. For the year to date, net interest income is down 6.1% and net interest margin decreased to 3.30% from 3.37%, compared to the first nine months of last year.

The provision for loan losses decreased 65.1% to $450,000 during the third quarter of 2004 from $1.29 million during the third quarter of last year. The year-to-date provision for loan losses of $1.35 million is down from $2.32 million for the first nine months of last year. The lower provision for loan losses is reflective of management’s evaluation of the loan portfolio and potential weaknesses of specific loans and recognition of potential losses in the prior year. During 2003, management increased the provision due to charge-offs and reappraisals of collateral. The percentage of the allowance for loan losses to total loans increased to 1.11% at September 30, 2003 and remains at 1.11% at September 30, 2004. The percentage of non-performing assets to total loans and other real estate owned decreased to 1.53% at September 30, 2004 from 1.55% at September 30, 2003. For the year to date, net charge-offs through September 30, 2004 decreased to $1.64 million, or 0.53% (annualized), from $1.78 million, or 0.60% (annualized), for the same period in 2003.

Non-interest income, excluding gains on sales of securities, was $2.21 million for the third quarter of 2004, up 4.5% from the $2.12 million earned in the third quarter of 2003, primarily due to increases in trust income and service charges on deposits. Year-to-date non-interest income, excluding securities gains, was $6.53 million, compared to $6.48 million for the first nine months of 2003.

The Company realized $589,000 in securities gains in the first nine months of 2004, compared to $907,000 for the same period in 2003. Security gains of $62,000 were realized in the third quarter of 2004 with none realized in the third quarter of 2003.

Non-interest expense increased 4.3% to $5.38 million for the third quarter of 2004 from the $5.16 million for the third quarter of 2003 primarily due to increases in salaries and benefits and professional fees. For the year, non-interest expense is down 1.1% to $16.21 million, compared to $16.39 million for the first nine months of 2003.

Performance ratios for the third quarter of 2004 included a return on assets of 0.71% and a return on equity of 8.18%, compared to a return on assets of 0.47% and a return on equity of 5.46% for the third quarter of 2003. For the first nine months of 2004, return on assets was 0.78% and return on equity was 9.01%, compared to a return on assets of 0.78% and return on equity of 9.25% for the same period last year.

On September 17, 2004 the Board of Directors declared a dividend of $0.25 per share, payable October 22, 2004 to shareholders of record on September 30, 2004. This is an increase of 4.2% from the third quarter of 2003.

NB&T Financial Group, Inc. & Subsidiaries

Consolidated Financial Highlights

(thousands, except per share data)

(unaudited)

	For the Three Months Ended September 30			For the Nine Months Ended September 30
	2004	2003	Percent Change	2004	2003	Percent Change
Interest income	$7,925	$8,311	(4.6)%	$24,042	$26,526	(9.4)%
Interest expense	2,978	3,173	(6.1)	8,862	10,356	(14.4)

Net interest income	4,947	5,138	(3.7)	15,180	16,170	(6.1)
Provision for loan losses	450	1,288	(65.1)	1,350	2,316	(41.7)

Net after provision	4,497	3,850	16.8	13,830	13,854	(0.2)
Securities gains (losses)	62	—	—	589	907	—
Non-interest income	2,213	2,118	4.5	6,531	6,479	0.8
Non-interest expense	5,378	5,157	4.3	16,206	16,394	(1.1)

Income before income tax	1,394	811	71.9	4,744	4,846	(2.1)
Income tax	219	1	—	877	808	8.5

Net income	$1,175	$810	45.1	$3,867	$4,038	(4.2)

Per share:
Net income - basic	$0.37	$0.26	42.3%	$1.23	$1.29	(4.7)%
Net income - diluted	$0.37	$0.26	42.3	$1.22	$1.27	(3.9)
Dividends	0.25	0.24	4.2	0.75	0.72	4.2
Book value (a)	18.28	17.77	2.9

Ratios:
Return on Assets	0.71%	0.47%	51.1	0.78%	0.78%	—
Return on Equity	8.18	5.46	49.8	9.01	9.25	(2.6)
Equity to Assets Ratio	9.13	8.40	8.8

	September 30
	2004	2003	Percent Change
Cash and due from banks	$15,990	$17,093	(6.5)%
Short-term funds	4,785	8,985	(46.7)
Securities	181,689	214,926	(15.5)
Loans-net	403,716	403,212	0.1
Other assets	39,580	37,887	4.5

Total assets	$645,760	$682,103	(5.3)

Demand deposits	$51,802	$50,991	1.6
Time deposits	388,884	407,342	(4.5)
Short-term borrowings	29,058	29,753	(2.3)
Long-term debt	112,312	133,962	(16.2)
Other liabilities	4,716	2,791	69.0
Shareholders’ equity	58,988	57,264	3.0

Total liabilities and capital	$645,760	$682,103	(5.3)

(a)	Includes unallocated ESOP shares